Exhibit 99.1

Federal Judge Confirms $134 Million Award For InterDigital in Dispute With
                    Samsung Over 2G Royalties Owed

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 5, 2007--InterDigital, Inc. (NASDAQ:IDCC) today announced that the federal district court judge presiding in the enforcement proceeding between InterDigital and Samsung in the United States District Court for the Southern District of New York confirmed in its entirety an arbitration award rendered in September 2006 (Award) by an Arbitral Tribunal operating under the auspices of International Court of Arbitration of the International Chamber of Commerce (ICC). The Award directed Samsung to pay InterDigital $134 million in royalties plus interest less an approximate $6 million prepayment credit for sales of 2G terminal units through 2005. The Award also set a royalty rate to be applied to Samsung's 2006 sales of 2G terminal units.

    "We are pleased that the Federal Court has confirmed the award," commented William J. Merritt, President and Chief Executive Officer of InterDigital. "We intend to commence the collection process as to the Award, including interest and 2006 royalty obligations."

    With a judgment from the District Court, InterDigital can commence a seizure process to satisfy the Award amount. The Company believes that any appeal of the District Court decision would be frivolous and would require Samsung to post a bond for at least the full amount of the Award.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 (610) 878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 (610) 878-7800
             janet.point@interdigital.com